BRAND AMBASSADOR AGREEMENT

This Agreement is entered into as of March 7, 2017 (the "**Effective Date**"), by and between, on the one hand, Giggles n' Hugs, Inc. ("**Company**") and, on the other hand, Firelight, LLC fso Jillian Michaels and G-Money, LLC, f/s/o of Giancarlo Chersich (jointly and severally referred to as "**Consultant**") with respect to the services of Consultant as described herein.

1. Term. Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Consultant commencing on the Effective Date and continuing in full force and effect for a period of one (1) year (the "**Term**"). No less than sixty (60) days prior to the end of the Term, the parties shall discuss in good faith the extension of this Agreement.

2. Services and Compensation.

2.1. Scope of Services. During the Term, Consultant shall serve as the Company's advisor, spokesperson, celebrity endorser and brand ambassadors to provide the services customarily associated with such roles for a company in the theme restaurant and retail industry (collectively, the "**Services**"). The Services shall include, but not be limited to the specific items listed on **Schedule A**. The Services will be on-camera and off-camera, taped, filmed or recorded in such manner and by such process or device as Company may determine, and will be rendered in accordance with Company's reasonable direction. Consultant acknowledges that it is of the essence of this Agreement that Consultant shall be available to Company, and arrange for publicity events to publicize and promote the Programs, as defined and listed on **Schedule B** and the business of the Company. The obligations of each Consultant are joint and several.

2.2. Exclusive Services. During the Term, Consultant further agrees not to engage in any business or perform any services that are competitive with the business of or services provided by Company or the Programs, that contain any theme, content or story in any way materially similar to that of any of the Programs, or that constitute an actual conflict of interest. For purposes of this Agreement, the business of the Company is limited to an upscale family-friendly restaurant combining a dining experience with active play, and catering business and ancillary merchandising (including pre-packaged foods). Consultant shall promote the Company and its business and shall not promote any business or ideas other than the Company, which compete or overlap with the business or proposed business of the Company. Consultant shall render the Services on a first-priority basis, subject only to Consultant's prior professional written commitments at the time such Services are scheduled.

2.3. Professional Rendition of Services. Consultant shall render the Services in a competent, professional and artistic manner to the best of Consultant's ability, and more importantly render Services in an enthusiastic and positive manner when representing the Company across any and all opportunities.

3. Compensation.

3.1. Warrants. In consideration for the Services rendered by Consultant, Company will grant to each Consultant the right to purchase 2,500,000 and or collectively, 5,000,000 shares of the Company's common stock at a price per share equal to $0.1401 per share of Common Stock (the "**Warrants**"). Each Consultant will have the right to exercise the Warrant with respect to 625,000 shares at the end of each three month period after the Effective Date, unless this Agreement is earlier terminated pursuant to Section 5.3. The Warrants shall expire five (5) years from the Effective Date.

3.2. Pre-Emptive Rights.

(a) If the Company (or any subsidiary of the Company) wishes to issue and sell any shares of Common Stock or any security convertible into or exchangeable or exercisable for, or other right to acquire any interest in, capital stock (the "**New Securities**") to any person or entity (collectively, the "**Subject Purchasers**"), then the Company shall also offer such New Securities to the Holders by